Exhibit 99.1


                           VCA ANTECH, INC. ANNOUNCES
                      REFINANCING OF SENIOR CREDIT FACILITY

LOS ANGELES, CALIFORNIA, MAY 16, 2005 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF) announced today that it refinanced its senior credit facility. The new senior credit facility provides for $475.0 million in senior term notes and a $75.0 million revolving facility. The new senior term notes and revolving facility are priced at LIBOR plus 150 basis points. With the proceeds of the new facility, VCA Antech will retire the outstanding debt under its existing facility and consummate its offer to purchase its outstanding 9.875% senior subordinated notes.

Bob Antin, Chairman and CEO, stated, "I am pleased that as a result of our strong operating performance and the outstanding efforts of Goldman Sachs and Wells Fargo, we were able to lower the interest rate on our senior term notes by 25 basis points, consolidate a majority of our debt obligations under one debt agreement and retire our 9.875% senior subordinated notes."

In conjunction with the refinancing of its senior credit facility, the Company expects to incur debt retirement costs related to the tender consideration, write-off of certain deferred financing costs and other related costs. The Company is currently evaluating these costs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, as well as assumptions that, if they materialize or prove incorrect, could cause our results and the results of our consolidated subsidiaries to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this report will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include those summarized in our Annual Report on Form 10-K for 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our other periodic reports filed with the Securities and Exchange Commission.

VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and supplies ultrasound and digital radiography equipment to the veterinary industry.

Media contact: Tom Fuller, Chief Financial Officer
(310) 571-6505

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